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Exhibit 99.2

CONSENT OF GOLDMAN, SACHS & CO.

March 21, 2014

Board of Directors of KKR Management LLC,
as General Partner of KKR & Co. L.P.
9 West 57th Street, Suite 4200
New York, New York 10019

Re:
Amendment No. 4 to Registration Statement on Form S-4 of KKR & Co. L.P. (File No. 333-193359) (the "Registration Statement")

Ladies and Gentlemen:

        Reference is made to our opinion letter, dated December 16, 2013 ("Opinion Letter"), with respect to the fairness from a financial point of view to KKR & Co. L.P. (the "Company") of the exchange ratio of 0.51 common units, representing the limited partnership interests of the Company to be issued in exchange for each Common Share (as defined in the Amended and Restated Operating Agreement of KKR Financial Holdings LLC ("KFN")) of KFN pursuant to the Agreement and Plan of Merger, dated as of December 16, 2013, by and among the Company, KKR Fund Holdings L.P. ("KKR Holdings"), Copal Merger Sub LLC, a wholly owned subsidiary of KKR Holdings, and KFN.

        The Opinion Letter is provided for the information and assistance of the Board of Directors of KKR Management LLC, as General Partner of the Company, in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement and the Transaction Statement on Schedule 13E-3 relating to the proposed merger described in the Proxy Statement/Prospectus included in the Registration Statement (the "Transaction Statement"). In that regard, we hereby consent to the reference to our Opinion Letter under the captions "Special Factors—Background of the Merger", "Special Factors—Opinion of the Financial Advisor to KKR" and "Part II Information Not Required in Prospectus—Item 21. Exhibits and Financial Statement Schedules" and to the inclusion of the foregoing opinion in (i) the Proxy Statement/Prospectus included in the Registration Statement and (ii) the Transaction Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and the Transaction Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)

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  Exhibit 99.2
CONSENT OF GOLDMAN, SACHS & CO.